[Van Buren & Hauke, LLC letter head]

                                                    July 17, 2001

Securities and Exchange Commission
Washington, D.C. 20549

This letter is to confirm that we agree with the statements made by National Sorbents, Inc. as contained in the attached memo.



                                   Sincerely yours,

                                   /s/ Thomas Hauke
                                   Thomas Hauke, CPA
                                   Member




  [National Sorbents, Inc. letterhead]

  Changes in Registrant's Certifying Accountant

  1.   By letter dated March 5, 2001, National Sorbents, Inc.
       terminated its relationship with Vanburen & Hauke, LLC as its independent accountants.

  2. The former accountant's report on the financial statements for the two most recent fiscal years was modified as to uncertainty that the Company will continue as a going concern.

  3. The decision to change accountants was approved by the board of directors.

  4. During the two most recent fiscal years and subsequent period to date, there have not been any disagreements with the former accountant on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

  5.   National Sorbents, Inc. has engaged, by letter dated May
       1, 2001 the accounting firm of Clark, Schaefer, Hackett &
       Co. to serve as independent public accountants for National Sorbents, Inc.

  6. National Sorbents, Inc. has requested that Vanburen & Hauke provide a letter addressed to the Securities and Exchange Commission stating whether Vanburen &Hauke agrees with the statements made by National Sorbents, Inc. A copy of such letter has been filed as an exhibit to this Form 10-KSB.